Filed Pursuant to Rule 433

Registration No. 333-254632-01

Florida Power & Light Company

Pricing Term Sheet

June 2, 2022

Issuer:	Florida Power & Light Company
Designation:	Floating Rate Notes, Series due June 15, 2072
Registration Format:	SEC Registered
Principal Amount:	$444,116,000
Date of Maturity:	June 15, 2072
Interest Payment Dates:	Quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning September 15, 2022
Coupon Rate:	Floating rate based on Compounded SOFR minus 0.35%, calculated quarterly. The coupon rate shall not be less than 0.00%.
Price to Public:	100.00% of the principal amount thereof
Trade Date:	June 2, 2022
Settlement Date:*	June 7, 2022 (T+3)

Call Provision:	On or after June 15, 2052, the Notes may be redeemed at any time or from time to time, at the option of the Company, in whole or in part, at the following redemption prices (in each case expressed as a percentage of the principal amount, together with any accrued and unpaid interest thereon to but excluding the redemption date), if redeemed during the six-month periods beginning on June 15 or December 15 as set forth below:

Six-month period beginning on	Redemption price
June 15, 2052	105.00%
December 15, 2052	105.00%
June 15, 2053	104.50%
December 15, 2053	104.50%
June 15, 2054	104.00%
December 15, 2054	104.00%
June 15, 2055	103.50%
December 15, 2055	103.50%
June 15, 2056	103.00%
December 15, 2056	103.00%
June 15, 2057	102.50%
December 15, 2057	102.50%
June 15, 2058	102.00%
December 15, 2058	102.00%
June 15, 2059	101.50%
December 15, 2059	101.50%
June 15, 2060	101.00%
December 15, 2060	101.00%
June 15, 2061	100.50%
December 15, 2061	100.50%
June 15, 2062 and thereafter	100.00%

Put Provision:	The Notes will be repayable at the option of a holder, in whole or in part, on at least 30 days’ but not more than 60 days’ notice on the following dates and at the following prices (in each case expressed as a percentage of the principal amount, together with any accrued and unpaid interest thereon to but excluding the repayment date) as set forth below:

Repayment date	Repayment price
June 15, 2023	98.00%
December 15, 2023	98.00%
June 15, 2024	98.00%
December 15, 2024	98.00%
June 15, 2025	98.00%
December 15, 2025	98.00%
June 15, 2026	98.00%
December 15, 2026	98.00%
June 15, 2027	98.00%
December 15, 2027	99.00%
June 15, 2028	99.00%
December 15, 2028	99.00%
June 15, 2029	99.00%
December 15, 2029	99.00%
June 15, 2030	99.00%
December 15, 2030	99.00%
June 15, 2031	99.00%
December 15, 2031	99.00%
June 15, 2032	99.00%
December 15, 2032	99.00%
June 15, 2033 and on June 15 of every second year thereafter,through and including June 15, 2069	100.00%

CUSIP / ISIN Number:	341081 GJ0/ US341081GJ03

Expected Credit Ratings:**

Moody’s Investors Service Inc.	“A1” (stable)
S&P Global Ratings	“A” (stable)

Joint Book-Running Managers:

UBS Securities LLC

Morgan Stanley & Co. LLC

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

RBC Capital Markets, LLC

* It is expected that delivery of the Notes will be made against payment therefor on or about June 7, 2022, which will be the third business day following the date of pricing of the Notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Notes initially will settle in T+3, purchasers who wish to trade the Notes on the date of pricing of the Notes should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

** A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Compounded SOFR” has the meaning ascribed to that term in the Issuer’s Preliminary Prospectus Supplement, dated May 31, 2022, with respect to the Notes.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC toll-free at 1-888-827-7275, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, J.P. Morgan Securities LLC collect at 212-834-4533, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 and RBC Capital Markets, LLC toll-free at 1-866-375-6829.